Exhibit 99.1
Cumulus Media Announces New Organizational Leadership Structure to Complement Growth Platforms and Drive Shareholder Value
ATLANTA, Sept. 4, 2014 (GLOBE NEWSWIRE) -- Cumulus Media Inc. (Nasdaq:CMLS) today announced that it is putting in place a new organizational leadership structure, the goal of which is to enhance the Company's strategic and operational focus and leverage its business platform. The announcement follows the completion of the integration of Citadel and Westwood One.
Lew Dickey, Chairman, President and Chief Executive Officer of Cumulus Media, said, "Our vision has been to build the radio company of the future and that is exactly what we are achieving. Towards that end, we have strategically broadened the Company's scope and now have in place differentiated distribution channels and multiple content development platforms. To accelerate our plans, we are putting in place a new organizational structure to reflect the Company's strategic evolution, bringing clarity, focus and accountability to key leadership roles in both our station and network groups."
As part of the executive organizational changes, Cumulus will be eliminating its Co-Chief Operating Officer positions, previously held by Jon Pinch and John Dickey. Mr. Pinch will be retiring at the end of November, after more than 45 years in the broadcasting industry and 14 years with Cumulus. The following newly-created leadership positions will report directly to Lew Dickey.

•
Executive Vice President of Radio – Cumulus has engaged executive search firm Spencer Stuart to assist in identifying an exceptional candidate for the newly-created position of Executive Vice President of Radio. The executive that assumes this position will be focused on providing day-to-day operational and strategic leadership of Cumulus' radio station group consisting of 460 stations in 90 U.S. markets.

•
Executive Vice President of Content and Programming – John Dickey, who served as Co-COO since 2006, was named to the newly-created position of Executive Vice President of Content and Programming. He will focus on developing and maximizing content and programming. Establishing this focused position recognizes the critical importance of Cumulus' development and promotion of content and programming across the Company's station group, Westwood One network and other media platforms including Nash and Rdio.

•
President of Westwood One – Steve Shaw, who joined Cumulus in early 2013 and served as head of national spot sales for Cumulus' station group, will serve as President of Westwood One and oversee all national and digital sales for Westwood One, Cumulus' station group and Rdio.

About Cumulus Media Inc. (Nasdaq: CMLS)
Cumulus Media Inc. (CMLS) combines high-quality local programming with iconic, nationally syndicated media, sports and entertainment brands in order to deliver premium choices for listeners, provide substantial reach for advertisers and create opportunities for shareholders. Cumulus provides exclusive content that is fully distributed through approximately 460 owned-and-operated radio stations in 90 U.S. media markets (including eight of the top 10), more than 10,000 broadcast radio affiliates and numerous digital channels. Cumulus is well-positioned in the widening digital audio space through a significant stake in the Rdio digital music service, featuring 30 million songs on-demand in addition to custom playlists and exclusive curated channels. Cumulus is also the leading provider of country music and lifestyle content through its NASH brand, which will serve country fans through radio programming, NASH magazine, concerts, licensed products and television/video. For more information, visit www.cumulus.com.
CONTACT: For further information, please contact:

Corporate / Investor Contact:
J.P. Hannan
Senior Vice President, Treasurer and Chief Financial Officer
404-260-6600
jp.hannan@cumulus.com

Media Contact:
Davidson Goldin
Goldin Solutions
212-319-3451 x640
david@goldinsolutions.com